                                                                     EXHIBIT 8.1


               [POWELL, GOLDSTEIN, FRAZER & MURPHY LLP LETTERHEAD]
                               November 22, 1999



Level 8 Systems, Inc.
8000 Regency Parkway
Cary, North Carolina 27511


     Re: Registration Statement on Form S-4 of Level 8 Systems, Inc. ("Level 8") containing the Proxy Statement/Prospectus for Level 8 and the Proxy Statement for Template Software, Inc. ("Template") dated
         November 22, 1999 (the "Proxy Statement/Prospectus")


Gentlemen:

     You have requested our opinion concerning certain of the federal income tax consequences of certain of the transactions described in the Proxy Statement/Prospectus; specifically, the tax consequences of the merger of Template with and into TSAC, Inc., a wholly owned subsidiary of Level 8 ("TSAC"), with TSAC as the survivor of the merger (the "Merger"). In connection with rendering this opinion we have made certain assumptions and relied upon certain representations, including representations of the management of Level 8 and Template, as to the facts upon which this opinion is based.

     Based upon the assumptions and the representations, we are of the opinion that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Accordingly, we confirm that the discussions of the tax consequences resulting therefrom, as set forth in the Proxy Statement/Prospectus under the subheadings "Federal Income Implications of the Merger to Template Stockholders" and "Federal Income Tax Implications of the Merger to Template, Level 8 and TSAC" appearing under "Approval of the Merger and Related Transactions - Material Federal Income Tax Consequences," to the extent that they constitute matters of law or legal conclusions are accurate in all material respects.

     The opinion addresses only the effect under the federal income tax laws of the Merger, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction, or as to any matters of municipal law or the laws of any other local agencies within any state.

     We hereby consent to the filing of this opinion as an exhibit to such Proxy Statement/Prospectus and the reference to our firm and the above-mentioned opinion under the heading "Approval of the Merger and Related Transactions - Material Federal Income Tax Consequences" included in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.


                           Very truly yours,

                           /s/ Powell, Goldstein, Frazer & Murphy LLP



                          POWELL, GOLDSTEIN, FRAZER & MURPHY LLP